SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                      (Amendment No.    )


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Filed by a party other than the Registrant [ ]

Check the appropriate box:

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[   ]      CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
          (AS PERMITTED BY RULE 14a-6(e)(2))

[X]      Definitive Proxy Statement

[   ]      Definitive Additional Materials

[   ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule
14a-12

   Decade Companies Income Properties--A Limited Partnership
        (Name of Registrant as Specified In Its Charter)

              ___________________________________
           (Name of Person(s) Filing Proxy Statement,
                   if Other Than Registrant)
Payment of Filing Fee (Check the appropriate box):
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[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(1) and 0-11

  1) Title of each class of securities to which transaction applies:
  2) Aggregate number of securities to which transaction applies:
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act

       Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  4)   Proposed maximum aggregate value of transaction:

  5)   Total fee paid:

[   ]  Fee paid previously with preliminary materials

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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  4)   Date Filed:


April 26, 2002

Re:  Decade Companies Income Properties ("DCIP")

Dear Limited Partner:

  Enclosed you will find a proxy statement relating to a proposed Amendment to the DCIP limited partnership agreement. We request your vote for the proposed Amendment.

  In addition to the "offer to purchase" at $895 per DCIP
Limited Partnership "Interest" that you recently received, we are proposing an Amendment to DCIP's limited partnership agreement (the
"Agreement"). This proposed Amendment is designed to grant DCIP the right to purchase limited partnership Interests on terms no less favorable than those offered by third parties for Interests, including a right of first refusal over any Interests subject to a third party tender offer. If adopted, this proposed Amendment will amend the Agreement and affect the holders as described in the following proxy statement, which you should read carefully.

  We feel that this proposed Amendment is advisable at this time for two reasons. First, under applicable tax laws your partnership may be terminated if greater than 50% of the Interests are transferred to third parties during a 12 month period. This proposed Amendment will allow DCIP to liquidate your Interest in the partnership even though the threshold limitation which would trigger a termination of the partnership has been reached because the restriction does not apply to redemptions of Interests by the Partnership. As a result of the tender offer for $895, we may be close to those limits and need to restrict transfers, other than those to the Partnership. This proposed Amendment will allow liquidity for those who want to transfer if we reach that level. Second, DCIP is attempting to reduce the number of holders to fewer than 300, which would provide DCIP the right to terminate its registration of the Interests under the Securities Exchange Act of
1934 ("Exchange Act"). By terminating registration, DCIP estimates that it would save approximately $50,000 in legal, accounting and other related compliance costs per year to your partnership. The proposed Amendment will reduce the likelihood of having to re-register under the Exchange Act due to subsequent transfers of Interests. If approved by a majority of the outstanding Interests, the proposed right of first refusal amendment would become Section
9.1(F) of DCIP's limited partnership agreement. If adopted, this proposed Amendment will also apply to any transfers and encumbrances, including gifts and inheritance. Please see the proxy statement for information on this proposed Amendment. If adopted, the proposed Amendment may make it less likely that a third party will bid for the Interests and may otherwise permit the
General Partner to retain control of DCIP.

  The enclosed proxy statement contains a more complete description of the terms of the proposed Amendment and other important information, including possible negative effects. You are urged to read the proxy statement carefully.

  Voting only takes a few minutes--please respond promptly.  The
General Partner proposes this Amendment to the limited partnership agreement and recommends that you vote for it.

  Please complete and return your Consents in the enclosed self-addressed postage paid envelope as soon as possible to DCIP.

                                     Very truly yours,

                                     /s/ Michael Sweet
                                     Michael G. Sweet
                                     Partnership Manager

INTRODUCTION

  This Proxy Statement is being distributed on or about April
26, 2002 in connection with the proposed adoption of a new section
9.1(F) (the "proposed Amendment") to Decade Companies Income Properties' (the "Partnership") limited partnership agreement. The
Partnership requests that you complete and return the enclosed Consent (an extra copy is enclosed) at your first convenience to:

  Decade Companies Income Properties--A Limited Partnership
  250 Patrick Boulevard, Suite 140
  Brookfield, Wisconsin  53045

  This Proxy Statement and the enclosed Consent are being sent to all limited partners of the Partnership as of April 26, 2002. As of that date, there were approximately 13,261.51 Partnership
Interests ("Interests") outstanding.   The Partnership will
accumulate signed Consents until May 27, 2002, unless extended by the General Partner in a written notice to all limited partners. The proposed Amendment will immediately become effective once Consents approving the proposed Amendment by a majority of the then outstanding Interests as of such date are received (and not revoked by holders) by the Partnership. If the number of Interests outstanding changes because of consummation of the pending tender offer, we will send you written notice of the number of Interests then outstanding and the revised number required to approve the proposed Amendment. A holder can withdraw their vote at any time until the proposed Amendment becomes effective by giving written notice to DCIP at the above address of your intent to revoke. If the proposed Amendment is adopted, we will notify you of its adoption.

BACKGROUND

  The Partnership is proposing an Amendment to the limited partnership agreement following an "offer to purchase" Interests that was recently sent to its limited partners. The proposed Amendment is designed to grant the Partnership the right to purchase your limited partnership Interests on terms and conditions no less favorable than those offered to you by third parties in exchange for your Interests.

  The proposed Amendment would provide the Partnership with an option to acquire, and subsequently retire, Interests that would otherwise be transferred to other individuals or entities. Although this provision, if adopted, would impose some conditions on the transfer of the Interests, the Partnership feels that it is advisable for the following reasons:

    Under applicable tax laws, the Partnership is terminated if greater than 50% of the Interests are transferred to third parties during a 12 month period. This rule generally applies to transfers made to entities or individuals other than to the Partnership. Thus, this proposed Amendment is designed so that you may have the ability to liquidate your Interests even though the threshold limitation which would trigger a termination of the Partnership has otherwise been reached during the applicable period. As a result of the pending tender offer, the Partnership may be close to those limits and may need to restrict transfers in order to avoid a termination of the Partnership.

    The Partnership is attempting to reduce the number of holders to fewer than 300. This would allow the Partnership to terminate its registration for the Interests under the Exchange Act. By terminating registration, the Partnership estimates that it would save $50,000 annually in legal, accounting and other related compliance costs.

    If the Partnership is facing the threshold limitations for termination, the Partnership would like to provide limited partners who wish to liquidate some or all of their Interests with an alternative to waiting for up to 12 months to transfer Interests.

    If adopted, the proposed Amendment will limit all transfers and encumbrances, including, without limitation, gifts and inheritances, unless first offered to the Partnership. This would be done to eliminate the likelihood that subsequent transfers of Interests could cause the Partnership to have to re-register under the 1934 Act.

  Under the proposed Amendment, the Partnership would be provided with the opportunity to purchase Interests from a limited partner proposing to transfer such Interests on terms no less favorable than those stated in a third party offer to purchase such
Interests. If the proposed Amendment is adopted, the Partnership intends, but would not be required, to purchase all Interests that it would have the right to purchase under the limited partnership agreement provided the Partnership has sufficient funds or can borrow funds, if necessary. Depending upon the number of Interests offered, these purchases would most likely be made in cash from available funds of the Partnership.

  The Amendment is being proposed to achieve the above stated benefits as well as because of the Partnership's awareness that an unaffiliated third party has taken steps to purchase Interests from limited partners and has used offering materials which the Partnership believes contain incomplete and misleading information.
On March 11, 2002, Everest Properties II and its affiliates offered certain limited partners $550 per Interest to acquire Interests until April 19, 2002.

THE PROPOSED AMENDMENT

  The Partnership proposes to add Section 9.1(F) to its limited partnership agreement and provide:

      SECTION 9.1(F) PARTNERSHIP'S RIGHT OF FIRST REFUSAL
PROVISION

Partnership's Right of First Refusal. A Limited Partner may not transfer, assign, sell, mortgage or otherwise encumber all or any part of his or its Interests or other economic interest as a Limited Partner in the Partnership, its capital, profits and losses unless and until the Limited Partner has first offered to sell all of his or its Interests to the Partnership at a price equal to the price offered in a bona fide offer for such Interests by a third party, or the weighted average selling price of Interests sold solely to the Partnership during the last 12 months, whichever is greater. The Limited Partner shall notify the General Partner in writing of the Limited Partner's intention to transfer the Interests within 10 days of receiving a bona fide offer from a third party for such Interests or deciding to transfer such Interests. The notice shall set forth the terms and conditions of any bona fide offer from a third party. Within 30 days of receiving such notice, the General Partner shall notify the Limited
Partner in writing as to whether it will exercise its right under this paragraph 9.1(F) to purchase the Limited Partner's Interests and acquire all of such Limited Partner's right, title, interests and claims. Any purchase of Interests by the Partnership under this paragraph 9.1(F) shall be completed within 90 days of the General Partner's receipt of the Limited Partner's notice provided under this paragraph 9.1(F). If the Partnership does not exercise its right to purchase, then the transfer to a third party may proceed, provided it is consummated within 15 days of notice from the Partnership to the Limited Partner on the exact terms described in the Limited Partner's notice to the Partnership. If a bona fide third party offer contains consideration other than cash, the Partnership, in matching the terms of a bona fide third party offer, may elect to pay the portion of the entire amount of consideration in cash at the weighted average selling price of Interests sold solely to the Partnership during the last 12 months.
The parties agree to execute any documents required to implement this provision and effect any transfer.

POSSIBLE NEGATIVE EFFECTS OF THE PROPOSED AMENDMENT

  If adopted, this proposed Amendment could decrease the market value of your Interests. This may arise because persons who propose to purchase Interests from limited partners may be deterred from making an offer because of the Partnership's proposed Amendment and right to purchase the Interests upon the same terms and conditions as their offer. The adoption of the proposed Amendment may significantly affect the ability of limited partners to benefit from certain transactions which are opposed by the General Partner. It could be considered to be an anti-takeover device that could deter a takeover attempt and entrench the existing management. Merely by way of example, the proposed Amendment may deter others from making offers because of the Partnership's right of first refusal and may also limit the ability of others to undertake a third party tender offer. The proposed Amendment may also reduce the price and liquidity of Interests because others may decide not to make offers for your Interests. In addition, if adopted, it could result in the use of the Partnership's cash reserves and potentially, borrowings, to fund repurchases. Greater borrowings by the Partnership may give rise to unrelated debt-financed income which would increase unrelated business taxable income and which could negatively impact tax-exempt limited partners. The General Partner believes, after having considered the above factors, that the benefits of the proposed Amendment outweigh the possible disadvantages. The General Partner has no present plans to propose other amendments to the limited partnership agreement, but may do so in the future.

CONFLICTS OF INTEREST

  In proposing the Amendment, the Partnership and its General Partner may be viewed as having a conflict of interest in that adoption of the proposal would make it less likely that the General
Partner could be removed and replaced and/or that a different property manager would be selected for the Partnership's properties. Further, if the Partnership purchases Interests as a result of the proposed Amendment, the General Partner, and limited partners, including Mr. Jeffrey Keierleber, an affiliate of the General Partner, who do not sell their Interests to the Partnership, will acquire a greater share of the equity, profit, losses and distributions of the Partnership. As reported in periodic information and financial statements provided to the limited partners, and as disclosed in the Partnership's offering prospectus and limited partnership agreement, the General Partner and certain of its affiliates derive certain fees in return for providing specified services to the Partnership, including a property management fee. In addition, depending upon the financial success of the Partnership, the General Partner may be entitled to a portion of the profits upon the winding up of the Partnership and sale of its properties ("Back-end Fee"). Any such Back-end Fees to the General Partner are subordinated to a return to the limited partners of their initial capital investment plus six or ten percent per annum (for certain fees), less cash distributions previously received. A repurchase of Interests by the Partnership will reduce the number of outstanding Interests and thus the dollar amount of return to which the General Partner's Back-end Fee is subordinate.

CERTAIN TAX CONSIDERATIONS

  The sale of Interests and, if applicable, the release of a proportionate share of the Partnership's liabilities to which the Partnership's assets are subject, are a taxable transaction for federal income tax purposes and would also likely be a taxable transaction under applicable state, local and other tax laws. Limited partners are urged to seek specific tax advice on their particular circumstances before transferring their Interests. Adoption of the proposed Amendment should not result in any tax consequences.

POSSIBLE TERMINATION OF THE PARTNERSHIP FOR FEDERAL INCOME TAX
PURPOSES

  In general, the Internal Revenue Code, as amended, provides that if 50% or more of the total capital and profits interests in a partnership are sold or exchanged within a single 12 month period, the partnership will terminate for tax purposes. Thus, if
50% or more of the Interests are sold or exchanged within a 12 month period (excluding successive transfers of the same Interests), the Partnership would technically terminate for federal income tax purposes.

  If a termination occurs, the Partnership is deemed to contribute all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership, and, immediately thereafter, the terminated partnership is deemed to distribute interests in the new partnership to the remaining partners in proportion to their respective interests in the terminated partnership in liquidation of the terminated partnership. In general, the following adverse tax consequences may result:

         (i) The Partnership's taxable year will end upon a termination and, if a limited partner's taxable year differs from the Partnership's calendar taxable year, the termination could result in the inclusion of more than one year of Partnership income or loss in the limited partner's income tax return for the taxable year in which the Partnership terminates.

         (ii) The treatment of Partnership liabilities is uncertain.
       The applicable Regulations provide no guidance as to the effect of the constructive contribution to the new partnership of the liabilities of the terminated partnership. The Code generally provides that the reduction of liabilities of a partnership is treated as a distribution of money to the partners in proportion as they share in those liabilities, resulting in a reduction in the basis of their partnership interests, and in the realization of gain if the deemed distribution exceeds the adjusted basis in their partnership interests. However, the reduction in the partners' shares of liabilities of the terminated partnership should be offset by their shares of the liabilities of the new partnership by reason of the distribution of the interests in the new partnership. Unfortunately, applicable law does not specifically provide for this treatment. Accordingly, there can be no assurances that gain would not be realized if the deemed distribution of money exceeded a limited partner's adjusted basis in his Interest.

  It is not possible to predict whether a termination could occur if the proposed Amendment is adopted, because the results would depend upon factors outside of the Partnership's control. If adopted, the proposed Amendment is designed to minimize the likelihood of such event.

VOTING MATTERS

  Under Section 14.1 of the Partnership's limited partnership agreement, approval of the proposed Amendment requires the affirmative vote of a majority of Interests and consent of the General Partner (which has been received). As of April 8, 2002, approximately 1129 limited partners hold 13,261.51 Interests, and, therefore, the affirmative vote of 6,630.76 Interests is required to adopt this proposed Amendment. Jeffrey Keierleber, an individual General Partner in Decade Companies, directly and indirectly, currently holds 3,209.47 Interests (approximately 24.2%
of the outstanding Interests) and intends to vote for adoption of the proposed Amendment. Michael G. Sweet, an officer in Decade 80,
Inc., a General Partner of Decade Companies, and Partnership Manager, holds 8.05 Interests and also intends to vote for the proposed Amendment. In the last two years, Jeffrey Keierleber has purchased 858.09 Interests and Michael G. Sweet has not purchased any Interests. Neither Jeffrey Keierleber nor Michael G. Sweet has sold any Interests in the last two years and, except for the pending tender offer by Mr. Keierleber and the Partnership, neither are a party to any contract, arrangement or understanding with respect to any Partnership Interests.

  Each limited partner is entitled to one vote for each Interest held of record by such holder. No meeting of the limited partners is required or will be held and the General Partner intends to accept Consents until May 27, 2002, unless extended or the proposed
Amendment is adopted by a majority of the Interests.  The
Partnership is not required to and has not had annual meetings of the limited partners.

  A Consent is revocable by any limited partner until the above date, or any extension thereof, by sending notice that the limited partner intends to revoke the Consent to the Partnership at:

  Decade Companies Income Properties--A Limited Partnership
  250 Patrick Boulevard, Suite 140
  Brookfield, Wisconsin  53045

  No matter how many Interests you may own, we urge you to support the Partnership in adopting the Partnership's proposed
Amendment.

  There are no dissenter's rights for limited partners who disagree with adoption of this proposed Amendment.

REVOCATION OF THE AMENDMENT ONCE ADOPTED

  Under Section 14.1, amendments to the limited partnership agreement require the consent of the General Partner and limited partners. If the proposed Amendment is adopted, it could only be revoked with the consent of a majority of Interests and consent of the General Partner. The General Partner does not intend to consent to a revocation. Under such circumstances, in order to revoke the proposed Amendment, the General Partner would have to be removed, which could be expensive and require the payment to the General Partner for its general partnership interest and would require compliance with the terms of the limited partnership agreement.

RECENT EVENTS

  The Partnership and Mr. Keierleber have recently begun a tender offer for up to 7,700 Interests. If the offer is fully accepted, Mr. Keierleber will own approximately 77% of the Interests and would vote any acquired Interests to approve the proposed Amendment and would not vote to remove the General Partner.

SOLICITATION EXPENSES

  The expenses of preparing, printing and mailing these proxy materials and the costs of soliciting Consents (which are estimated at $10,000, exclusive of any expenses associated with salaries or wages of officers who may participate in the solicitation efforts) will be paid by the Partnership. Consents are being solicited principally by mail, but Consents may also be solicited personally by telephone, telecopy, telegraph and similar means by the Partnership and employees of its affiliates. The Partnership may also reimburse brokerage firms and others for their expense in forwarding proxy solicitation materials to the beneficial owners of the Interests.

  It is anticipated that any solicitation for this proposal will be undertaken by Mr. Jeffrey Keierleber and Mr. Michael G. Sweet, General Partner of Decade Companies and Partnership Manager of the
Partnership, respectively. Jeffrey Keierleber is also the sole director and shareholder of Decade 80, Inc., a General Partner of Decade Companies. Both Mr. Keierleber and Mr. Sweet maintain offices at Decade Companies, 250 Patrick Boulevard, Brookfield, WI
53045. It is not anticipated that any specially engaged employees, representatives, or other persons will be employed to solicit Consents. To date, the Partnership estimates that it has incurred
$4,000 in costs and expenses in connection with this solicitation and preparing the proxy statement.

  No participant in the solicitation has been convicted in a criminal proceeding.

  The limited partners can help the Partnership avoid the additional expense of further solicitations by promptly returning the executed Consent. The enclosed addressed envelope requires no postage if mailed in the U.S. and is intended for your convenience.

LEGAL BASIS FOR PROPOSED AMENDMENT

  DCIP believes it can adopt this proposed Amendment, including its applicability to all transfers and encumbrances, including without limitation, gifts and inheritance, under Wis. Stats. Chapter 179 and the DCIP limited partnership agreement.
Wisconsin
law does not prohibit a limited partnership from imposing limitations on transfers (even by inheritance or gift) and encumbrances and DCIP believes the proposed Amendment will permit additional flexibility for the reasons stated in the proxy statement. The limited partnership agreement permits amendments with the consent of the General Partner and holders of a majority of Interests.

POSSIBLE IMPACT OF THE TENDER OFFER

  The Partnership and Jeffery Keierleber have begun a tender offer for Interests at $895 per Interest. The Partnership will purchase the first 3,000 Interests and Mr. Keierleber will purchase the next 4,700 Interests. Such purchase may make it easier for Mr.
Keierleber, who owns approximately 24.2% of Interest before the tender offer, to approve the proposed Amendment.

  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table indicates the persons who, as of April 24, 2002, were known by the Partnership to be the beneficial owners of more than 5% of any Partnership Interests. The following information is based on the Partnership's list of holders.

Title of Class
  Name and Business Address of
Beneficial Owner Amount and Nature of
Beneficial Ownership
Percent of Class
Limited Partnership
 Interest   Mr. Jeffrey Keierleber(1)
250 Patrick Blvd.
Brookfield, WI 53045

3,209.47 (2)
24.2%
Limited Partnership
 Interest   Mr. Michael G. Sweet
250 Patrick Blvd.
Brookfield, WI 53045

8.05
0%
Limited Partnership
 Interest   Mr. Steven Cooper
250 Patrick Blvd.
Brookfield, WI 53045

0(3)
0
Limited Partnership
 Interest   Decade Companies (1)
250 Patrick Blvd.
Brookfield, WI 53045

0
0
Limited Partnership
 Interest   Decade 80, Inc. (1)
250 Patrick Blvd.
Brookfield, WI 53045

0
0
General Partnership
 Interest   Mr. Jeffrey Keierleber(1)
250 Patrick Blvd.
Brookfield, WI 53045
1
100%

  (1) The General Partner of Decade Companies Income Properties is Decade Companies, a Wisconsin general partnership. Mr. Keierleber is a General Partner in Decade Companies along with Decade 80, Inc. Mr. Keierleber owns 100% of the outstanding shares of Decade 80, Inc.

  (2) The amount is before any purchases in the pending tender offer.

  (3) Mr. Cooper is a key employee of Decade Properties, Inc., which provides services to the Partnership.

DECADE COMPANIES INCOME PROPERTIES
CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF
DECADE COMPANIES INCOME PROPERTIES

  The undersigned hereby appoints Michael G. Sweet and Jeffrey Keierleber with the power to act alone and with full power of substitution and revocation to represent and vote, as specified below, all Interests which the undersigned is entitled to vote.

  The Interests represented by the Consent will be voted concerning the adoption of the proposed Amendment as indicated below. The undersigned hereby acknowledges receipt of the proxy statement.

Proposed Amendment:   To adopt the Partnership's Right of First
Refusal Provision. (Section 9.1(F))

    For                Abstain                      Against
    [   ]              [   ]                         [   ]

THE PARTNERSHIP RECOMMENDS THAT YOU VOTE FOR THE PROPOSED
AMENDMENT.

                 [Name of Owner and Number of Interests Owned]

Date _______________          ______________________________
                              *Signature

Date _______________          ______________________________
                              *Signature (if jointly held)

Please check a box and sign, date and return this Consent to:

       Decade Companies Income Properties
       Suite 140
       250 Patrick Boulevard
       Brookfield, WI 53045

  *Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.